UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
   UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
  OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
         15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                Commission File Number 000-17556

                Brauvin High Yield Fund L.P. II
     (Exact name of registrant as specified in its charter)

30 North LaSalle Street, Suite 3100, Chicago, Illinois 60602 (312) 759-7660 (Address, including zip code, and telephone number, including are code, of registrant's principal executive offices)

                 Limited Partnership Interests
    (Title of each class of securities covered by this Form)

                              N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  X
          Rule 12g-4(a)(1)(ii)
          Rule 12g-4(a)(2)(i)
          Rule 12g-4(a)(2)(ii)
          Rule 12h-3(b)(1)(i)
          Rule 12h-3(b)(1)(ii)
          Rule 12h-3(b)(2)(i)
          Rule 12h-3(b)(2)(ii)
          Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: None (Certificate of Cancellation filed with the Delaware Secretary of State on December 31, 2003).

     Pursuant to the requirements of the Securities Exchange Act of 1934, Brauvin High Yield Fund L.P. II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 31, 2003           By:  /s/ Jerome J. Brault

                                   Jerome J. Brault, President of Brauvin
                                   Realty Advisors II, Inc., the general
                                   partner of Brauvin High Yield Fund L.P. II